UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 30, 2023 (January 27, 2023)

Ensysce Biosciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38306	82-2755287
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

7946 Ivanhoe Avenue, Suite 201 La Jolla, California	92037
(Address of principal executive offices)	(Zip Code)

(858) 263-4196

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation to the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENSC	The Nasdaq Stock Market LLC
Warrants to purchase one share of Common Stock	ENSCW	OTC Pink Open Market

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.01 Notice of Delisting or Failure to Satisfy Continued Listing Rule or Standard; Transfer of Listing

On January 27, 2023, Ensysce Biosciences Inc. (the “Company”) received a notice in the form of a letter (the “Deficiency Letter”) from the listing qualifications department staff of The Nasdaq Stock Market (“Nasdaq”) stating that the Company was not in compliance with Nasdaq Listing Rule 5550(a)(2) because the bid price for the Company’s common stock had closed below $1.00 per share for the previous 30 consecutive business days.

In accordance with Nasdaq listing rule 5810(c)(3)(A), the Company has 180 calendar days, or until July 26, 2023, to regain compliance. The Deficiency Letter states that to regain compliance, the bid price for the Company’s common stock must close at $1.00 per share or more (the “Minimum Bid Price”) for a minimum of 10 consecutive business days during the compliance period ending July 26, 2023. The Deficiency Letter does not explicitly address that the Nasdaq staff may require a longer period of time for compliance with the Minimum Bid Price in some circumstances, but generally not more than 20 consecutive business days.

The Deficiency Letter has no immediate effect on the listing of the Company’s common stock, and the Company’s common stock continues to trade on the Nasdaq Capital Market under the symbol “ENSC.”

If the Company does not regain compliance by July 26, 2023, Nasdaq staff will provide written notice to the Company that its securities are subject to delisting. At that time, the Company may appeal any such delisting determination to a Nasdaq hearings panel.

The Company intends to actively monitor the closing bid price for the Company’s common stock between now and July 26, 2023 and may, if appropriate, evaluate available options to resolve the deficiency and regain compliance with the Minimum Bid Price requirement. While the Company is exercising diligent efforts to maintain the listing of its common stock on Nasdaq, there can be no assurance that the Company will be able to regain or maintain compliance with Nasdaq listing standards.

On June 17, 2022, we received a similar written notice from the Nasdaq Staff. We had until December 14, 2022 to regain compliance with the Minimum Bid Price requirement. In October 2022, we implemented a 1-20 reverse stock split. On November 11, 2022, we received written notice from Nasdaq that we had regained compliance with the Minimum Bid Price requirement.

However, on December 14, 2022, we received a notice of a determination (the “Notice”) from Nasdaq, which referenced the Nasdaq letter sent to the Company, dated June 16, 2022 (the “June 16th Notice”), that the Company’s Minimum Value of Listed Securities (“MVLS”) was below the minimum of $35 million required for continued listing. Because we did not regain compliance by the deadline set forth in the June 16th Notice we requested a hearing before a Nasdaq Hearings Panel (the “Panel”). That hearing was held on January 26, 2023 and we await the decision of the Panel. In connection with the hearing, any suspension or delisting action has been stayed pending the determination of the Panel following the hearing. In that regard, the Panel has the authority to grant an additional extension period not to exceed past June 12, 2023. There can be no assurance that the Company will be granted more time to attempt to comply with the MVLS requirement or be able to regain or maintain compliance with Nasdaq listing standards, including the Minimum Bid Price requirement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 30, 2023

Ensysce Biosciences, Inc.

By:	/s/ Lynn Kirkpatrick
Name:	Dr. Lynn Kirkpatrick
Title:	President and Chief Executive Officer

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